Exhibit 99.1

Calidi Biotherapeutics Announces FDA Clearance of the Northwestern University IND Application for CLD-101 Clinical Trial in High-Grade Glioma

Trial will evaluate multiple doses of CLD-101 for the treatment of newly diagnosed high-grade glioma

CLD-101 is Calidi’s novel allogeneic immunotherapy utilizing neural stem cells to deliver engineered oncolytic adenoviruses

Phase 1b/2 trial expected to initiate in the first quarter of 2025

SAN DIEGO--(GLOBE NEWSWIRE)-- Calidi Biotherapeutics, Inc. (NYSE American: CLDI) (“Calidi”), a clinical-stage biotechnology company developing a new generation of targeted antitumor virotherapies, today announced that the U.S. Food and Drug Administration (FDA) has cleared Northwestern University’s Investigational New Drug (IND) application for Calidi’s CLD-101. CLD-101 is a novel stem-cell based platform designed to deliver oncolytic viruses to tumors, enhancing their antitumor effects. The Phase 1b/2 clinical trial is expected to commence in late 2024 at Northwestern University.

The Phase 1b/2 open label study of CLD-101 will evaluate the safety and feasibility of administering multiple doses of CLD-101 in patients with newly diagnosed high-grade glioma. Eligible patients, with a confirmed biopsy diagnosis, will receive repeated doses of CLD-101 in addition to surgery, standard-of-care radiation therapy, and chemotherapy.

“This IND clearance marks an important achievement in the fight against high-grade glioma, one of the most challenging cancers to treat,” said Maciej S. Lesniak, MD, Chairman of the Department of Neurological Surgery at Northwestern University Feinberg School of Medicine and Member of Calidi’s Scientific and Medical Advisory Board. “Our research on the ability of stem cells to protect oncolytic viruses and deliver them to tumors suggests the potential of CLD-101 in the treatment of brain cancer. We are pleased to undergo this trial with Calidi, the licensee and manufacturer of CLD-101, and we look forward to advancing the clinical development of this novel treatment option for patients.”

Dr. Alfred Yung, Calidi Medical Advisory Board member and a Blue Ribbon Panel advisor to the White House Cancer Moonshot initiative, added, “I have been very impressed by Dr. Lesniak’s promising work in high-grade glioma patients using CLD-101 (NeuroNova), and I am very pleased by this FDA clearance, which enables this groundbreaking research to continue in further clinical trials.” Dr. Yung is also professor of Neuro-oncology at The University of Texas MD Anderson Cancer Center, where he held the Margaret and Ben Love Chair of Clinical Cancer Care and dual appointment as professor of Cancer Biology.

In 2021, a Phase 1 dose-escalation study of CLD-101 (NSC/CRAd-S-pk7) was completed at Northwestern University with newly diagnosed high-grade glioma patients. Following neurosurgical resection, CLD-101 was administered directly into the resection cavity walls. The trial results indicated that treatment was feasible and safe, with no formal dose-limiting toxicity observed. Moreover, anti-tumor immune responses were also observed. Results showed median progression-free survival of 9.05 months and overall survival was 18.4 months, with findings published in Lancet Oncology in 2021.

“The promising results from our previously completed trial with Northwestern University demonstrated the safety and potential efficacy of CLD-101 in patients with newly diagnosed high-grade glioma, a notoriously difficult to treat cancer with a five-year survival rate in adults of just 5 to 10 percent,” said Allan Camaisa, CEO and Chairman of the Board of Calidi. “Encouraged by these results, we continue to believe that CLD-101 offers a novel therapeutic option for patients with high-grade glioma. Calidi remains committed to fighting all cancers and developing our novel immunotherapies to target some of the most difficult-to-treat tumor types.”

CLD-101 is also being evaluated in a Phase 1 trial in collaboration with City of Hope, a non-profit clinical research center, for recurrent high-grade glioma patients. Calidi expects to report interim clinical data from the trial in the first half of 2025. City of Hope was awarded $5.3 million from the California Institute for Regenerative Medicine (CIRM) to support preclinical studies, manufacturing, and clinical trial design for CLD-101 in ovarian cancer.

About Calidi Biotherapeutics

Calidi Biotherapeutics (NYSE American: CLDI) is a clinical-stage immuno-oncology company with proprietary technology designed to arm the immune system to fight cancer. Calidi’s novel stem cell-based platforms are utilizing potent allogeneic stem cells capable of carrying payloads of oncolytic viruses for use in multiple oncology indications, including high-grade gliomas and solid tumors. Calidi’s clinical stage off-the-shelf, universal cell-based delivery platforms are designed to protect, amplify, and potentiate oncolytic viruses leading to enhanced efficacy and improved patient safety. Calidi’s preclinical off-the-shelf enveloped virotherapies are designed to target disseminated solid tumors. This dual approach can potentially treat, or even prevent, metastatic disease. Calidi Biotherapeutics is headquartered in San Diego, California. For more information, please visit www.calidibio.com.

Forward-Looking Statements

This press release may contain forward-looking statements for purposes of the “safe harbor” provisions under the United States Private Securities Litigation Reform Act of 1995. Terms such as “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “towards,” “would” as well as similar terms, are forward-looking in nature, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements concerning upcoming key milestones (including the reporting of interim clinical results and the dosing of patients), planned clinical trials, and statements relating to the safety and efficacy of Calidi’s therapeutic candidates in development. Any forward-looking statements contained in this discussion are based on Calidi’s current expectations and beliefs concerning future developments and their potential effects and are subject to multiple risks and uncertainties that could cause actual results to differ materially and adversely from those set forth or implied in such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that Calidi is not able to raise sufficient capital to support its current and anticipated clinical trials, the risk that early results of clinical trials do not necessarily predict final results and that one or more of the clinical outcomes may materially change following more comprehensive review of the data, and as more patient data becomes available, the risk that Calidi may not receive FDA approval for some or all of its therapeutic candidates. Other risks and uncertainties are set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s Registration Statements filed with the SEC on (i) Form S-4 filed on August 2, 2023 and the corresponding prospectus filed on August 4, 2023, and (ii) on Form S-1 filed on April 15, 2024, and the Company’s periodic reports filed with the SEC on (i) Form 10-K filed on March 15, 2024, (ii) Form 10-Q filed on May 14, 2024, and (iii) Form 10-Q filed on August 13, 2024. These reports may be amended or supplemented by other reports we file with the SEC from time to time.

For Investors and Media:

Stephen Thesing

ir@calidibio.com

Source: Calidi Biotherapeutics, Inc.